Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-3
(Form Type)

TruGolf Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities*

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share (2)		Maximum Aggregate Offering Price(2)		Fee Rate	Amount of Registration Fee(3)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees To Be Paid	Equity	Class A Common Stock, $0.0001 par value per share(1)	457(o)		(1)		(2)		(2)(3)
Fees To Be Paid	Equity	Preferred Stock, $0.0001 par value per share (1)	457(o)		(1)		(2)		(2)(3)
Fees To Be Paid	Debt	Debt Securities(1)	457(o)		(1)		(2)		(2)(3)
Fees To Be Paid	Other	Warrants(1)	457(o)		(1)		(2)		(2)(3)
Fees To Be Paid	Other	Purchase Contracts(1)	457(o)		(1)		(2)		(2)(3)
Fees To Be Paid	Other	Units(1)	457(o)		(1)		(2)		(2)(3)
Fees To Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf(1)	457(o)		(1)		(2)	$200,000,000	(2)(3)	0.00013810	$27,620	(4)
Carry Forward Securities
Carry Forward Securities
	Total Offering Amount							$200,000,000			$27,620
	Total Fees Previously Paid										0
	Total Fee Offsets										0
	Net Fee Due										$27,620

(1)	We are registering hereunder such indeterminate number of shares of Class A Common Stock and Preferred Stock, such indeterminate principal amount of Debt Securities, such indeterminate number of Warrants to purchase Class A Common Stock, Preferred Stock, or Debt Securities, such indeterminate amount of purchase contracts, and such indeterminate number of Units consisting of such securities. If any Debt Securities are issued at an original issue discount, then the offering price of such Debt Securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $200,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate numbers of shares of Common Stock and Preferred Stock, and principal amounts of Debt Securities, as may be issued upon conversion of or exchange for Preferred Stock or Debt Securities that provide for conversion or exchange, upon exercise of Warrants or pursuant to the anti-dilution provisions of any such securities.

(2)	The proposed maximum per unit and aggregate offering prices per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(3)	The proposed maximum aggregate offering price has been estimated for the sole purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 (the “Securities Act”) and is exclusive of accrued interest, distributions and dividends, if any.

(4)	Pursuant to Rule 457(o) under the Securities Act, the registration fee is calculated on the maximum offering price of all securities listed, and the table does not specify information by each class about the amount to be registered.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A